UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2008

GPS INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State of Incorporation)

000-30104	88-0350120
(Commission File Number)	(I.R.S. Employer Identification No.)

1358 Fruitville Road, Suite 210Sarasota, Florida	34236
(Address of Principal Executive Offices)	(Zip Code)

(941) 364-8180

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 Entry Into a Material Definitive Agreement

On November 18, 2008, the Company entered into Master Purchase Agreements (the “Purchase Agreements”) with Green Tulip, Inc. (“GTI”) and Green Tulip Enterprises Ltd. (“GTL”) pursuant to which the Company has the right to request that GTI and/or GTL purchase equipment of the Company relating to GPS devices for use on golf courses. Any purchase will be pursuant to a Purchase Supplement, which will cover the terms and conditions of any purchase. GTI and/or GTL will lease the purchased equipment to golf courses. The Purchase Agreements provide for a maintenance agreement between the Company and the prospective lessee. Pursuant to the Purchase Agreements, the Company, until the earlier of the third anniversary of the Purchase Agreements or the execution of at least 100 Purchase Supplements, has granted to GTI and GTL the first right to provide lease financing services with respect to the Company’s equipment. The Company has also entered into Remarketing Agreements with GTL and GTI pursuant to which the Company agrees to remarket any equipment purchased by GTL or GTI which is to be removed from the lessee golf courses upon the termination (including pursuant to a default by the lessee) or expiration of the applicable lease.

In connection with the Purchase Agreement, the Company and GTL entered into a Loan Agreement (the “Loan Agreement”) pursuant to which on or prior to the first business day of each month for the 36-month period commencing October 2008, the Company may request that GTL advance to the Company up to a maximum of $100,000. GTL is not obligated to advance any funds. All loans are secured by a security interest in the assets of the Company. The outstanding loans are convertible into shares of the Company’s Series C Preferred Stock and Common Stock. The conversion price for the Series C Preferred Stock is $10.00 per share and for the Common Stock, such price is $0.031 per share. The conversion price for the Common Stock is subject to adjustment for certain stock issuances (including for derivative securities) with a purchase price below $0.031 per share. Pursuant to the Loan Agreement, the Company has granted certain rights to GTL to acquire the Company’s securities in connection with subsequent financings. The loans to be made under the Loan Agreement are evidenced by a Secured Promissory Note in favor of GTL (the “GTL Note”). On November 18, 2008, pursuant to a request by the Company, GTL advanced $200,000 covering October and November 2008.

On November 18, 2008, the Company issued to Great White Shark Enterprises, LLC, a related party, (“GWSE”) a convertible note (the “GWSE Note”) in the principal amount of $3.5M. The GWSE Note bears interest at the rate of 7% per annum on a non-compounded basis with interest and principal due on June 12, 2011. The GWSE Note is convertible on the same basis as the loans from GTL and is secured by a lien on the assets of the Company which lien is subordinate to the lien of Silicon Valley Bank, GTI and Tulip Group Investments, Limited. The GWSE Note was issued in connection with the loan to the Company by GWSE of $3.5M which was used to repay $3.5M under the Company’s credit facility with Silicon Valley Bank. In connection with the issuance of the GWSE Note, the Company also issued to GWSE a warrant (the “GWSE Warrant”) to purchase up to 14,344,262 shares of the Company’s Common Stock at an exercise price of $0.122 per share. The GWSE Warrant is exercisable during the period beginning on the date of conversion of the GWSE Note and ending on May 8, 2012. On November 18, 2008, the Company also issued to GWSE a note in the principal amount of $100,500 payable in four equal quarterly installments on December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated into this Item 2.03.

ITEM 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item 3.02. The GTL Note, the GWSE Note and the Warrant were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2).

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	GWSE Warrant

10.1	Loan Agreement

10.2	GTL Note

10.3	GWSE Note

10.4	Master Equipment Purchase Agreement with GTL.

10.5	Master Equipment Purchase Agreement with GTI

10.6	Remarketing Agreement with GTL

10.7	Remarketing Agreement with GTI

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 20th day of November 2008.

By:	/s/ David Chessler
David Chessler
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	GWSE Warrant

10.1	Loan Agreement

10.2	GTL Note

10.3	GWSE Note

10.4	Master Equipment Purchase Agreement with GTL.

10.5	Master Equipment Purchase Agreement with GTI

10.6	Remarketing Agreement with GTL

10.7	Remarketing Agreement with GTI